Exhibit (a)(5)(E)

BOAZ DOTAN, ELI GELMAN, NEHEMIA LEMELBAUM, AVINOAM NAOR, MARIO SEGAL
AND M.R.S.G. (1999) LTD. ANNOUNCE RESULTS OF CASH TENDER OFFER FOR
RETALIX LTD. SHARES

        Tel Aviv, Israel, November 19, 2009 – Boaz Dotan, Eli Gelman, Nehemia Lemelbaum, Avinoam Naor, Mario Segal and M.R.S.G (1999) Ltd. (collectively, the “Alpha Investors”) announced today the results of their cash tender offer to purchase up to 1,550,000 ordinary shares of Retalix Ltd. (NasdaqGS: RTLX) (“Retalix”) (representing, as of today, but prior to the consummation of the private placement transaction referenced below, approximately 7.6% of Retalix’s outstanding shares) for $9.10 per share, in cash, less any required withholding taxes and without interest, from Retalix’s public shareholders. The offer expired at 12:00 a.m., New York time, or 7:00 a.m., Israel time, on Thursday, November 19, 2009.

        As of the expiration of the offer, based on the final results provided by American Stock Transfer & Trust Company, the U.S depositary for the offer, and by Clal Finance Batucha Investment Management Ltd., the Israeli depositary for the offer, a total of 1,513 Retalix shares, representing less than 0.01% of the outstanding Retalix shares (prior to the consummation of the private placement transaction referenced below), had been validly tendered and not withdrawn. The Alpha Investors have accepted for purchase all 1,513 such Retalix shares at a price of $9.10 per share, for a total cost of $13,768.30 (excluding fees and expenses relating to the tender offer). The depositaries will promptly pay for the shares accepted for purchase in the tender offer.

        Concurrently with the expiration of the offer period and the acceptance for purchase of the Retalix shares tendered, the Alpha Investors also consummated their previously announced private placement investment in Retalix and purchase of additional Retalix shares from Mr. Barry Shaked, a founder of Retalix. The private placement and related transactions are further described in Retalix’s Report on Form 6-K filed with the Securities and Exchange Commission (the “SEC”) on November 19, 2009 and in the proxy statement filed by Retalix with the SEC on September 21, 2009 (as Exhibit 99.1 to its Form 6-K filing on such date).

        MacKenzie Partners, Inc. is acting as the information agent for the tender offer. Questions and requests for information about the tender offer should be directed to MacKenzie Partners, Inc., at (212) 929-5500 (Call Collect) or Toll-Free (800) 322-2885.

About Retalix: Retalix is an independent provider of software solutions to retailers and distributors worldwide. With over 40,000 sites installed across more than 50 countries, Retalix solutions serve the needs of grocery chains, convenience and fuel retailers, food and consumer goods distributors and independent grocers. Retalix offers a portfolio of software applications that automate and synchronize essential retail and supply chain operations, encompassing stores, headquarters and warehouses. Retalix develops and supports its software through 1,300 employees in its various subsidiaries and offices worldwide. Retalix’s international headquarters are located in Ra’anana, Israel, and its American headquarters are located in Dallas, Texas. For more information about Retalix, please visit www.retalix.com.

About the Alpha Investors: The Alpha Investors’ group is comprised of Messrs. Boaz Dotan, Eli Gelman, Nehemia Lemelbaum, Avinoam Naor and Mario Segal (individually and on behalf of his wholly owned and controlled company, M.R.S.G (1999) Ltd.) who together comprise a strong, successful and proven team of investors and senior executives in Israel. They have excelled in many of the business practices required for Israel-based IT software and services companies to achieve global leadership.  This group founded, managed, grew and brought Amdocs Limited, a NYSE-listed company, from a start-up company to its position of global market leadership today, with approximately $3 billion of annual revenues, consistent profitability, 17,000 employees and a roster of marquee household names as customers. For further information and resumes of each of the aforesaid individuals, please see Retalix’s proxy statement serving as Exhibit 99.1 to the Form 6-K filed by Retalix with the Securities and Exchange Commission on September 21, 2009.

Forward-Looking Statements: This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and U.S. federal securities laws. Such forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, performance or achievements to differ materially from any future results, performance or achievements or other guidance or outlooks expressed or implied by such forward-looking statements. Various factors that could cause actual results to differ materially from those expressed in such forward-looking statements include but are not limited to: risks that the consummated transactions could disrupt current plans, objectives and operations of Retalix; changes in the public float of Retalix shares following consummation of the offer; the occurrence of changes in the domestic and foreign market conditions; and other risks detailed from time to time in Retalix’s filings with the Securities and Exchange Commission, including its Annual Report on Form 20-F. In light of these risks, uncertainties, assumptions and factors, shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement unless required by law.

CONTACT:
Meitar, Liquornik, Geva & Leshem, Brandwein, Law Offices
16 Abba Hillel Silver Road
Ramat Gan 52506, Israel
Telephone: (972) 3-6103100 Facsimile: (972) 3-6103111